Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRE SELECT HOTELS CORP

The original Certificate of Incorporation of BRE Select Hotels Corp, a corporation organized and existing under the laws of Delaware (the “Corporation”), was filed with the Secretary of State of the State of Delaware on November 28, 2012. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 16, 2013 (the “Amended Certificate of Incorporation”). In an action taken by the Board of Directors of the Corporation a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), setting forth this Amended and Restated Certificate of Incorporation and declaring this Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The Amended Certificate of Incorporation is hereby amended and restated to read in its entirety as follows, including Annex I attached hereto:

ARTICLE I

NAME

The name of the corporation is BRE Select Hotels Corp (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. It is intended that the Corporation shall carry on a business as a “real estate investment trust” under the REIT Provisions of the Code.

ARTICLE IV

CAPITAL STOCK

SECTION 4.1. Capitalization. The total number of shares of stock that the Corporation is authorized to issue is 150,100,000 shares, consisting of (i) 100,000 shares of common stock,

par value $0.01 per share (“Common Stock”), and (ii) 150,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock” and, together with the Common Stock, the “Stock”). The Corporation may issue fractional shares. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, except as may otherwise be provided in the resolutions adopted by the Board of Directors creating and establishing a series of Preferred Stock.

SECTION 4.2. Common Stock.

(a) Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of Stock having preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(b) Voting Rights. Each holder of record of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which Stockholders generally are entitled to vote.

(c) Liquidation, Dissolution or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of Stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its Stockholders ratably in proportion to the number of shares of Common Stock held by them.

(d) Preemptive Rights. Holders of the Common Stock shall not have preemptive rights.

SECTION 4.3. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, including, without limitation, to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of Stock or any other series of Stock; (iii) entitled to such rights upon any liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of Stock, or shares of any other series of the same class of Stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The powers, preferences and relative, participating, optional and other special rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be provided in the resolutions adopted by the Board of Directors creating and establishing such series of Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.1. Number of Directors. Subject to Article IX, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be established from time to time in the manner provided in the by-laws of the Corporation (the “By-laws”). A director may be removed at any time by holders of shares of Stock of the Corporation representing at least a majority of the outstanding voting power entitled to vote thereon. The election of directors need not be by a written ballot unless the By-laws of the Corporation shall so provide.

SECTION 5.2. Vacancies and Newly Created Directorships. Vacancies and newly created directorships may be filled only by a majority of the remaining directors, or if only one director shall remain, by the remaining director (though less than a quorum). If at any time there shall be no directors in office, successor directors shall be elected by the holders of shares of Stock of the Corporation entitled to vote thereon in accordance with the By-laws. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of Stockholders or until his successor is elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal.

ARTICLE VI

STOCKHOLDERS’ DISCLOSURES; RESTRICTIONS ON TRANSFER;

TRANSFER LEGENDS

SECTION 6.1. Registered Ownership, Share Certificates and Shares in Uncertificated Form.

(a) The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of Stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. The Persons in whose names certificates of shares are registered on the records of the Corporation (or whose names are reflected on such records, in the case of uncertificated shares) shall be deemed the absolute owners of the shares represented thereby for all purposes of the Corporation; but nothing in this Certificate of Incorporation shall be deemed to preclude the Board of Directors or officers of the Corporation, or their agents or representatives, from inquiring as to the actual ownership of shares. The shares of Stock are non-assessable. Until a transfer is duly effected on the records of the Corporation, the Board of Directors shall not be affected by any notice of transfer, either actual or constructive. The receipt by the Person in whose name any shares are registered on the records of the Corporation or of the duly authorized agent of that Person, or if the shares are so registered in the names of more than one Person, the receipt by any one of these Persons, or by the duly authorized agent of that Person, shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of the shares and from all liability to see the application of those funds. The certificates of shares of the Stock of the Corporation, if any, shall be in a form consistent with the By-laws and the laws of the State of Delaware as shall be approved by the Board of Directors. All certificates shall be signed by any such officers as shall be required by the DGCL, certifying the number of shares of Stock and the class or series of Stock owned by the Stockholder. Any or all of the signatures may be either manual or facsimile signatures and any seal may be either facsimile or any other form of seal. In the case any officer who has signed any certificate ceases to be an officer of the Corporation before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as if the officer had not ceased to be such officer as of the date of its issue. Each share certificate shall include on its face the name of the Corporation, the name of the Stockholder and the class of shares and number of shares represented by the certificate.

(b) Notwithstanding anything to the contrary in this Section 6.1 or elsewhere in this Certificate of Incorporation, if the documents duly creating any preferred shares or other securities of the Corporation provide that such preferred shares or other securities of the Corporation are to be “uncertificated,” certificates need not be issued in respect of such preferred shares or other securities. The provisions of this Certificate of Incorporation addressing shares held in uncertificated form shall apply to any such preferred shares or other securities. Notwithstanding anything to the contrary in this Certificate of Incorporation, the Board of Directors may interpret this Certificate of Incorporation and may propose and adopt such amendments to this Certificate of Incorporation or the By-laws as shall be necessary or convenient to give effect to the foregoing provisions of this Section 6.1(b).

SECTION 6.2. Transfer of Shares. Subject to the provisions of law and of Sections 6.3, 6.4 and 6.5, shares of Stock shall be transferable on the records of the Corporation only by the record holder or by his agent thereunto duly authorized in writing upon delivery to the Board of Directors or a transfer agent of the certificate or certificates (unless held in uncertificated form, in which case an executed stock power duly guaranteed must be delivered), properly endorsed or accompanied by duly executed instruments of transfer and accompanied by all necessary documentary stamps together with evidence of the genuineness of each endorsement, execution or authorization and of other matters as may reasonably be required by the Board of Directors or transfer agent. Upon delivery, the transfer shall be recorded in the records of the Corporation and, unless the shares are uncertificated shares, a new certificate, if requested, for the shares so transferred shall be issued to the transferee and in case of a transfer of only a part of the shares represented by any certificate or account, a new certificate or statement of account for the balance shall be issued to the transferor. Any Person becoming entitled to any shares in consequence of the death of a holder of shares or otherwise by operation of law shall be recorded as the holder of such shares and shall receive a new certificate, if requested, but only upon delivery to the Board of Directors or a transfer agent of instruments and other evidence required by the Board of Directors or the transfer agent to demonstrate that entitlement, the existing certificate (or appropriate instrument of transfer if held in uncertificated form) for the shares and any necessary releases from applicable governmental authorities. Nothing in this Certificate of Incorporation shall impose upon the Board of Directors or a transfer agent any duty or limit their rights to inquire into adverse claims. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of Stock of the Corporation.

SECTION 6.3. Disclosures by Holders of Shares; Redemption of Shares. Stockholders shall upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of their shares as the Board of Directors deems necessary to comply with the provisions of the Code and applicable regulations or to comply with the requirements of any taxing authority. If the Board of Directors shall at any time and in good faith be of the opinion that direct or indirect ownership of the shares of the Corporation has or may become concentrated to an extent which would prevent the Corporation from qualifying as a REIT under Code, the Board of Directors shall have the power by any means deemed equitable by them to prevent the transfer and/or to purchase or redeem from the applicable holder a number of the shares of Stock sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the shares into conformity with the requirements for a REIT. The purchase or redemption price shall be (i) the last reported sale price of the shares of Stock on the last business day prior to the purchase or redemption date on the principal national securities exchange on which such shares are listed or admitted to trading, or (ii) otherwise, as determined in good faith by the Board of Directors. The holders of any shares of Stock so purchased or redeemed shall be entitled to payment of such purchase or redemption price within 21 days of the purchase or redemption date. From and after the date fixed for purchase or redemption, the holders of such shares shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase or redemption price fixed as described above. The purchase or redemption date with respect to any Stockholders shall be the date specified by the Board of Directors which is not less than one week after the date postmarked on the disclosure demand made by the Board of Directors under this Section 6.3, or, if such date is not a Business Day, on the next Business Day thereafter. In the event any shares of Preferred Stock are eligible for purchase or redemption pursuant to this Section 6.3, the Corporation, in its sole discretion, may purchase or redeem such shares at the redemption price for such shares in the certificate of designation with respect thereto and according to the procedures specified in this Section 6.3 or the procedures specified in the certificate of designations or other instrument designating such Preferred Stock.

SECTION 6.4. Right to Refuse to Transfer the Shares. Whenever it is deemed by it to be reasonably necessary to protect the tax status of the Corporation, the Board of Directors may require statements or affidavits from any holder of the shares of Stock or proposed transferee of the shares of Stock or warrants to purchase such Stock, setting forth the number of shares (and warrants to purchase such shares) already owned by him or it and any related Person specified in the form prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, which shall be conclusive upon any proposed transferor or proposed transferee of shares of Stock, or warrants to purchase such Stock, any proposed transfer or exercise would jeopardize the status of the Corporation as a REIT under the Code, the Board of Directors may refuse to permit the transfer or exercise. Any attempted transfer or exercise as to which the Board of Directors has refused its permission shall be void and of no effect to transfer any legal or beneficial interest in the Stock. All contracts for the sale or other transfer or exercise of the shares of Stock or warrants to purchase such Stock, shall be subject to this provision.

SECTION 6.5. Limitation on Acquisition of Shares.

(a) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, to the extent any Transfer of shares of Stock of the Corporation would (i) jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of shares of Stock or otherwise, including ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code or (ii) cause the Corporation (A) to be considered a “pension-held” REIT within the meaning of Section 856(h) of the Code (unless the Board of Directors determines that the requirements of Section 514(c)(9) of the Code are satisfied and that the consequences of being considered a “pension-held” REIT do not require the application of this provision) or a “personal holding company” (within the meaning of Sections 542 and 856 of the Code) or (B) to fail to qualify as a “domestically controlled qualified investment entity” (as defined in Section 897(h)(4)(B) of the Code) (any event described in clauses (i) or (ii), a “Prohibited Event”), then that number of shares of Stock the Transfer of which otherwise would result in a Prohibited Event shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.6, effective as of the close of business on the Business Day prior to the date of such Transfer, and the intended transferee shall acquire no rights in such shares of Stock. If the transfer to such Trust would not be effective for any reason to prevent a Prohibited Event, then the Transfer of that number of shares of Stock that otherwise would cause such Prohibited Event shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

(b) Each holder of Common Stock will pay all reasonable expenses, including attorneys’ fees, incurred by the Corporation in connection with a Transfer of shares of Common Stock by such holder.

(c) If any provision of this Section 6.5 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 6.5 may be inconsistent with any other provision of this Certificate of Incorporation, this Section 6.5 shall be controlling.

SECTION 6.6. Transfer of Stock in Trust.

(a) Ownership in Trust. Upon any purported Transfer or other event described in Section 6.5(a) that would result in a transfer of shares of Stock to a Trust, such shares of Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.5(a). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation or the Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.6(f).

(b) Status of Shares Held by the Trustee. Shares of Stock held by the Trustee shall be issued and outstanding shares of Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(d) Sale of Shares by Trustee. As soon as practicable after receiving notice from the Corporation that shares of Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not cause a Prohibited Event. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.6(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by (i) the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.5(a) and (ii) any costs and expenses of establishing or maintaining the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (x) such shares shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.6(d), such excess shall be paid to the Trustee upon demand.

(e) Purchase Right in Stock Transferred to the Trustee. Shares of Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share paid in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.5(a). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.6(d). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale as provided in Section 6.6(d).

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Stock held in the Trust would not cause a Prohibited Event in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

SECTION 6.7. Transfer Legend. Each certificate for shares of Stock (if certificated), including each certificate issued to any transferee, shall be stamped or otherwise imprinted with a conspicuous legend in substantially the following form (in addition to any other legend required by applicable law), unless in the opinion of counsel for the Corporation such legend (or any portion thereof) shall no longer be required:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF BRE SELECT HOTELS CORP AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF, WHETHER BY MERGER, CONSOLIDATION OR OTHERWISE BY OPERATION OF LAW, EXCEPT IN COMPLIANCE THEREWITH.”

ARTICLE VII

EXCULPATION

SECTION 7.1. Exculpation. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 7.2. Repeal or Modification. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate or reduce the effects of this Article VII in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE VIII

CORPORATE OPPORTUNITIES

SECTION 8.1. The provisions of this Article VIII are set forth to regulate and define the conduct of affairs of the Corporation with respect to certain business opportunities as they may involve The Blackstone Group L.P. (“Blackstone”), members of the Board of Directors or their respective Affiliates (as defined below) in recognition and anticipation that (i) certain directors, principals, officers, employees and other representatives of Blackstone and its Affiliates may serve as directors, principals, officers, employees and other representatives of the Corporation, its subsidiaries or any entity that provides investment advisory services to the Corporation or its subsidiaries or as a member of the investment committee of any such entity, (ii) Blackstone and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its subsidiaries, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (iii) members of the Board of Directors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage.

SECTION 8.2. To the fullest extent permitted by law, none of (i) Blackstone or any of its Affiliates or (ii) any director of the Corporation or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates may, from time to time, be engaged or propose to engage (a

“Business Opportunity”) or (y) competing with the Corporation, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its Stockholders for breach of any duty by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person, except as provided in Section 8.3. Subject to Section 8.3, in the event that any Identified Person acquires knowledge of a Business Opportunity, such Identified Person shall have no duty to communicate or offer such Business Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its Stockholders for breach of any duty as a Stockholder, director or officer of the Corporation by reason of the fact that such Identified Person pursues or acquires such Business Opportunity. A Business Opportunity shall not be deemed to be a potential Business Opportunity for the Corporation if it is a Business Opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy.

SECTION 8.3. The Corporation does not renounce its interest in any Business Opportunity offered to any director or officer of the Corporation if such opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation.

SECTION 8.4. For purposes of this Article VIII, (i) “Affiliate” shall mean (a) in respect of Blackstone, any Person that, directly or indirectly, is controlled by Blackstone, controls Blackstone or is under common control with Blackstone and shall include any principal, member, director, partner, Stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a director, any Person that, directly or indirectly, is controlled by such director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Person” shall mean any individual (and such individual’s heirs, executors or administrators), corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity and (iii) for purposes of the definition of “Affiliate,” “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

ARTICLE IX

CONSENT TO BANKRUPTCY

SECTION 9.1. So long as BRE Select Hotels Holdings LP (“Buyer”) or its Affiliates continue to own at least 50% of the shares of the Corporation’s Common Stock owned by Buyer or its Affiliates on the day following the consummation of the merger (the “Merger”) of the Corporation and Apple REIT Six, Inc. (as adjusted to reflect stock dividends, stock splits, repurchases, recapitalizations and similar transactions), without the written consent of the Buyer or any Affiliate of Buyer designated by Buyer, the Corporation shall not, and shall not permit any of its subsidiaries to, pursuant to or within the meaning of any Bankruptcy Law, commence any voluntary case, consent to the filing of or join, acquiesce or otherwise collude in any involuntary petition filed against it, consent to the entry of an order for relief against it in an involuntary case, solicit or cause to be solicited any petitioning or applicant creditors for an involuntary petition against it (or collude with any Person with respect thereto), consent to or acquiesce in the appointment of a Custodian of it or for any portion of its property, make a general assignment for the benefit of creditors, seek, consent to or cause a creditor to seek the substantive consolidation of it with any other Person or take any comparable action under any foreign laws relating to insolvency. For purposes of this Article IX, (i) the term “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors and (ii) the term Custodian means any receiver, trustee, assignee, liquidator, custodian, examiner or similar official under any Bankruptcy Law.

ARTICLE X

SEVERABILITY

SECTION 10.1. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XI

AMENDMENTS

SECTION 11.1. Amendments to the Certificate of Incorporation.

(a) The Corporation reserves the right from time to time to make any amendments to its Certificate of Incorporation which may be now or hereafter authorized by law, upon the approval of holders of shares of capital Stock representing at least a majority of the outstanding voting power entitled to vote thereon. All rights and powers conferred by the Certificate of Incorporation to Stockholders, directors and officers are granted subject to the foregoing reservation.

(b) So long as Buyer or its Affiliates continue to own at least 50% of the shares of the Corporation’s Common Stock owned by Buyer on the day following the Merger (as adjusted to reflect stock dividends, stock splits, recapitalizations and similar transactions), neither the provisions of Article IX nor this Section 11.1(b) shall be amended without the written consent of the Buyer or any Affiliate of Buyer designated by Buyer.

SECTION 11.2. Adoption, Amendment and Repeal of By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the By-laws. The By-laws may be amended or repealed by resolution adopted by the Board of Directors or upon the approval of holders of shares of Stock representing at least a majority of the outstanding voting power entitled to vote thereon.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends and restates the Amended Certificate of Incorporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed on behalf of BRE Select Hotels Corp by the undersigned officer, thereunto duly authorized, this 13th day of May, 2013.

BRE Select Hotels Corp

By:	/s/ Brian Kim

	Name:	Brian Kim
	Title:	Vice President, Secretary and Managing Director

ANNEX I

Definitions

Capitalized terms used in the Certificate of Incorporation of BRE Select Hotels Corp but not defined therein shall have the meanings set forth in this Annex I. The definitions in this Annex I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of the Certificate of Incorporation of BRE Select Hotels Corp unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized to close.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.6(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference in the Certificate of Incorporation to a particular provision of the Code shall be interpreted to include a reference to any corresponding provision of any successor statute.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto. A Person shall not be deemed to Control any specified Person through the ownership of securities unless it owns, directly or indirectly, a majority of the voting interests in such specified Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference in the Certificate of Incorporation to a particular provision of ERISA shall be interpreted to include a reference to any corresponding provision of any successor statute.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Stock, the Closing Price for such Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Stock is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Stock is listed or admitted to trading or, if such Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported the principal automated quotation system that may then be in use or, if such Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Stock selected by the Board of Directors or, in the event that no trading price is available for such Stock, the fair market value of the Stock, as determined in good faith by the Board of Directors.

“Person” shall mean any individual, partnership, corporation, trust, limited liability company or other entity.

“Plan Asset Regulations” shall mean the regulations issued by the Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Prohibited Owner” shall mean, with respect to any purported Transfer of shares of Stock, any Person to whom, but for the provisions of Section 6.5(a), such shares of Stock would have been Transferred.

“REIT” shall mean a real estate investment trust as defined in the REIT Provisions of the Code.

“REIT Provisions of the Code” shall mean Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code or any successor statute.

“Similar Law” shall mean any federal, state, local, non-U.S. or other law or regulation that contains one or more provisions that are (x) similar to any of the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code or (y) similar to the provisions of the Plan Asset Regulations or would otherwise provide that the assets of the Corporation could be deemed to include “plan assets” under such law or regulation.

“Stockholders” shall mean, at any time, all holders of record of outstanding shares of Stock at such time.

“Transfer” shall mean a sale, pledge, transfer or other disposition of shares (whether by merger, consolidation or otherwise by operation of law and whether beneficially or of record).

“Trust” shall mean any trust provided for in Section 6.6(a).

“Trustee” shall mean the Person, unaffiliated with the Corporation and any Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.